UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 16, 2012

MAGELLAN GOLD CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	_333-174287	27-3566922
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

2010A Harbison Drive # 312, Vacaville, CA  95687
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (707) 884-3766

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES

The following sets forth the information required by Item 701 of Regulation S-K with respect to the unregistered sales of equity securities by Magellan Gold Corporation, a Nevada corporation (the "Company"):

1.a.

On May 16, 2016 and May 19, 2016, the Company consummated the first closings of a private placement of Units, each Unit consisting of (i) one share of common stock, and for no additional consideration, (ii) one Class A Warrant and (iii) one Class B Warrant.  The price per Unit is $0.04.  The Company is offering up to 5,000,000 Units or $200,000.  To date, the Company has sold an aggregate of $85,000 in Units.

b.

The Units were sold to (5) persons each of whom qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933 as amended (the "Securities Act").  The shares issued will be “restricted securities” under the Securities Act of 1933, as amended and the certificate evidencing same bears the Company’s customary restrictive legend.

c.

The Company paid no fees or commissions in connection with the issuance of the Shares.  See also, item 1.a. above.

d.

The sale of the Securities was undertaken without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Sections 4(2) thereunder.  In addition, the Securities, which were taken for investment purposes and not for resale, were subject to restrictions on transfer.  We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided the investor with disclosure of all aspects of our business, including providing the investor with our reports filed with the Securities and Exchange Commission and other financial, business and corporate information.

e.

Each Class A Warrant is exercisable until December 30, 2016 to purchase one share of Common Stock of the Company at an exercise price of $0.07 per share payable in cash.  The Warrants shall contain the customary anti-dilution rights (for stock splits, stock dividends and sales of substantially all of the Company’s assets).  Each Class B Warrant is exercisable until December 30, 2016 to purchase one share of Common Stock of the Company at an exercise price of $0.10 per share payable in cash or by cashless exercise.  The Warrants contain the customary anti-dilution rights (for stock splits, stock dividends and sales of substantially all of the Company’s assets).

f.

The proceeds will be used for working capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magellan Gold Corporation

Date: May 20, 2016	By: /s/ John C. Power John C. Power, President

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